UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 5, 2007
Date of Report (date of earliest event reported)

Sigma Designs, Inc.
(Exact name of registrant as specified in its charter)

California	000-15116	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1221 California Circle Milpitas, California 95035
(Address of principal executive offices)

(408) 262-9003
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective February 5, 2007, Kit Tsui resigned from her position as the Company’s Chief Financial Officer and Secretary. Ms Tsui will remain with the Company and assume the new role of Vice President of Planning and Administration.

(c) Effective February 5, 2007, the Company appointed Mark R. Kent to serve as its Chief Financial Officer and Secretary. From September 2004 to May 2006, Mr. Kent served as the Chief Financial Officer of Transmeta Corporation, a semiconductor microprocessor company. From February 2001 to January 2004, Mr. Kent served as the Chief Financial Officer in Residence of Oak Investment Partners, a venture capital firm, where he served as interim Chief Financial Officer for several portfolio companies. From April 1999 to January 2001, Mr. Kent served as Chief Financial Officer of Crossworlds Software, Inc., an integration software company. From December 1994 to March 1999, Mr. Kent served as the Treasurer of LSI Logic Corporation, a semiconductor company. Mr. Kent is 47 years old and holds a B.S. in Business Administration from Colorado State University.

Mr. Kent’s initial base salary will be $225,000. Mr. Kent received a $25,000 sign-on incentive bonus, which he must repay to the Company if he voluntarily resigns within one year of his hire date. The Board of Directors granted Mr. Kent an option to purchase 120,000 shares of common stock on February 5, 2007. The option vests over five years, with twenty percent of the shares vesting on February 5, 2008 and 1/60th of the shares vesting each month thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2007		SIGMA DESIGNS, INC.

	By:	/s/ THINH TRAN
Thinh Tran President and Chief Executive Officer (Principal Executive Officer)